Exhibit 99.1

TSX:IN NASDAQ:INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed to Participate at Virtual Conferences in January 2021

Vancouver, BC – January 5th, 2021 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (NASDAQ:INM) (TSX:IN), a clinical-stage pharmaceutical company developing medications targeting diseases with high unmet medical need and leading the clinical development of cannabinol (“CBN”), today announced that InMed will be participating in the following virtual investor and partnering conferences in January 2021.

H.C. Wainwright BioConnect Conference

Date: January 11-14th

Presentation Details: The company presentation by Eric A. Adams, President and CEO of InMed, will be available on demand beginning January 11th at 6am EST and can be found at the below link. The presentation will be archived for 90 days following the conclusion of the event.

Presentation Link: https://journey.ct.events/view/a48c3f9e-1802-4279-95ca-eff84fafe024

BIO Partnering at JPM

Date: January 11-15th

Registration Link: https://www.bio.org/events/bio-partnering-jpm/registration

To request a 1x1 meeting, please reach out to info@inmedpharma.com.

Edison Open House: Global Healthcare 2021

Date: January 26-28th

Presentation information will be made available closer to the event. To register for the event and request a 1x1 meeting, please reach out to lyonker@edisongroup.com.

Information on each event, as well as links to presentations as they become available, will be posted on InMed’s event page, which can be found at: https://journey.ct.events/view/a48c3f9e-1802-4279-95ca-eff84fafe024.

About InMed: InMed Pharmaceuticals is a clinical-stage pharmaceutical company developing a pipeline of cannabinoid-based medications, initially focused on the therapeutic benefits of cannabinol (“CBN”) in diseases with high unmet medical need. The Company is dedicated to delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines. For more information, visit www.inmedpharma.com.

Investor Contact: InMed Pharmaceuticals Inc. Brendan Payne, Director - Investor Relations T: +1.604.669.7207 E: info@inmedpharma.com	Edison Group for InMed Pharmaceuticals: Joe Green/Laine Yonker T: +1.646.653.7030/+1.646.653.7035 E: jgreen@edisongroup.com lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: participating in multiple conferences in January 2021, including the H.C. Wainwright BioConnect 2021 Conference, BIO Partnering at JPM 2021, and Edison Open House Global Healthcare 2021; leading the way in the clinical development of cannabinol (CBN); developing a pipeline of cannabinoid-based medications in diseases with high unmet medical need; and delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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